EXHIBIT 99

                                 APRIL 5, 2000


CHORUS COMMUNICATIONS GROUP, LTD. SHAREHOLDER RIGHTS PLAN

FOR IMMEDIATE RELEASE

CONTACT:  DEANNE BOEGLI, 608-826-4230

                  CHORUS COMMUNICATIONS GROUP, LTD. ANNOUNCES
                      ADOPTION OF SHAREHOLDER RIGHTS PLAN

      MADISON, WIS. -March 27, 2000 -Chorus Communications Group, Ltd. (OTCBB:
CCGL) announced today that on March 22, 2000, its Board of Directors adopted a Shareholders Rights Plan. The Plan is designed to preserve the long-term value of stockholders' investment in CCGL and to deter coercive or unfair takeover tactics. The Plan's adoption is not in response to any effort to acquire control of the Company, nor is the Board aware of any accumulation of the Company's stock by any potential acquiror. Legg Mason Wood Walker, Incorporated served as financial advisor in connection with the adoption of the Plan.

The Plan, which is similar to plans adopted by more than 2,000 public companies, will assist the Board of Directors in dealing with any future actions that attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares. Initially the Rights are represented by the Company's common stock certificates and are neither exercisable nor traded separately from the Company's common stock. The Rights would only become exercisable if a person or group in the future becomes the beneficial owner of 15% or more of the Company's common stock, or announces a tender or exchange offer, which would result in its ownership of 15% or more.

Under certain circumstances involving a buyer's acquisition of 15% or more of the Company's common stock, each holder of a Right, except the buyer, will be entitled to purchase the Company's common stock at one-half of the then current market price.

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If the Company is acquired in a merger, or more than 50% of the Company's assets are sold in one or more related transactions, each Right would enable the holder to purchase common stock of the acquiring company at half the then current market price of such common stock. At any time after the buyer becomes the beneficial owner of 15% or more of the Company's common stock, the Board of Directors may exchange one share of common stock for each Right, other than the Rights held by the buyer. The Board of Directors generally may redeem the Rights at any time until ten days following the public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of the Company's outstanding common stock. The redemption price is $.001 per Right.

The Rights will be distributed to stockholders of record as of March 27, 2000, and will expire in the tenth year thereafter. The Rights distribution is not taxable to shareholders. Details of the Shareholders Rights Plan will be mailed to all stockholders of the Company.

Chorus Communications Group Ltd., headquartered in Madison, was formed in 1997. Local mergers and acquisitions have allowed CCGL to expand offerings for a variety of telecommunications products and services. Local, long-distance telephone service, computer and telephone business networks, telephony equipment, directory publishing and high-speed Internet access are all offered under the Chorus Communications Group umbrella. CCGL also recently announced the formation of HBC Telecom to provide local telephone service over a cable (television) network in Winona Minnesota.

This news release may contain forward-looking statements. While the company believes they are expressed in good faith, there are no assurance that the actual outcome or results will not differ materially from any forward-looking statement contained within.

CONTACT:   Chorus Communications Group, Ltd.
           DeAnne Boegli
           Vice President of Marketing
           608-826-4230